Exhibit 11.1

CODE OF ETHICS

UPDATED: August 2017

Approved by the Board of Directors at their meeting held on August 15, 2017, as stated in the respective minutes.

PROLOGUE

This Code of Ethics (hereinafter referred to as the “Code” of the Banco Latinoamericano de Comercio Exterior, S.A. (The Foreign Trade bank of Latin America, Inc. (hereinafter also called “Bladex” the “Bank”, the “Institution”, the “Organization” or “us”) contains the general principles and policies that should guide the ethical-professional conduct of the Organization’s Employees and Directors. Its objective is to uphold the values that are considered to be fundamental for a proper conduct of the Institution’s business and management, in line with the principles and values of the Bank that, as a regional Bank, with a shareholding structure representing both the public and the private sectors, conjugates a series of interests that require guidelines for undertaking its business and activities.

It is essential for the Institution to have a clear direction of the Organization in line with the fundamental principles and values of human beings and the environment in which we operate; hence this Code aims to define the action framework that would enable us to attain such commitment. People and work become one, discarding any duality or incoherence between the work and individual behavior in the concrete undertaking of business and vis-à-vis the shareholders.

The Bank’s Customers should not only receive products of an adequate quality according to their price, but also an honest, transparent and trustworthy treatment. Each shareholder, in turn, deserves to receive, from Bladex, a precise, timely and transparent accounting. The Institution has a moral responsibility to look after the interests of all those involved in its activities, even more so when considering that we are a financial entity that depends on the trust people have placed in us.

The Bank is a company that works with the money and securities of third parties, a particularity that requires trust and honesty in each of its functions, both toward the inside as well as to the outside of the Organization. The relationship between the Bank and its Shareholders, Employees, Customers, Suppliers and its social environment is based on trust, correctness and honesty, which will make it possible for all participants in the system to trust each other.

This trust depends on the way that Bladex members put the Organization’s values in practice when they go about their jobs, thus extolling the high ethical standards being promoted by Bladex, the preservation of the confidentiality of its Customers’ information, the avoidance of conflicts of interest and the compliance with the laws and regulations governing the Bank’s activities.

Bladex does neither finance any business, nor intents to get into any business relationship with financial institutions or companies that do not follow such ethical standards, nor with those of which we are aware of their participation in unlawful or degrading businesses or such business as may go against public security or be harmful to the environment or that may not fully comply with current legal dispositions in force. We uphold a policy of complete rejection of and auto-protection against, any activities that may be linked to money laundering, the financing of terrorism, the financing of the proliferation of weapons of mass destruction, fraud, graft, corruption or similar practices, whatever their derivation may be and it is the obligation of each member of this Organization to join forces with the different actions being promoted in that sense for monitoring, detecting or helping to identify and reject any activity that might violate this Policy.

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For certain specific matters that require detailed regulations, the norms of this Code shall be developed or complemented with those set forth in the manuals, policies and guidelines that are currently in force, as they may be revised from time to time, or as they may be issued in future.

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CONTENTS

I. INTRODUCTION		5

General Principles and Objectives		5

II. People that are subject to Complying with this Code		6

III. Fundamental Principles		6

III.1.	Personal Finances	6

III.2.	Conflicts of Interest	7
III.2.a.	Transactions with Related Parties	7
III.2.b.	Invitations and Gifts	8
III.2.c.	Delivering Corporate Gifts and Hand-Outs	8
III.2.d.	Relationships with Vendors, Suppliers and Providers	8
III.2.e.	Travel Per-Diem and Expenses to be Reported	9
III.2.f.	Using Insider Information and other Related Aspects	9
III.2.f.1.	Open Period (Window Period) and Restricted Period (Black-Out Period)	9
III.2.f.3.	Revoking and Modifying Pre-Arranged Plans, Agreements or Instructions for Buying and Selling Shares	11
III.2.g.	Personal Relationship with Candidates	12

III.3.	Managing Confidential Information	12
III.3.a.	Safeguarding Information	12
III.3.b.	Restrictions on the Flow of Information	12

III.4.	Acting in the Name of the Bank	13
III.4.a.	Individual Responsibility	13
III.4.b.	Work Responsibility	13
III.4.c.	Public Presentations and Publications	14
III.4.d.	Appointment to Public office and other Appointments	14
III.4.e.	Exercising Powers	15

III.5.	Unlawful Business and the Prevention of Money Laundering	15

III.6.	Personal Integrity	15

III.7.	Investigations	16

III.8.	A High-Level Culture of Honesty and Ethics	16

III.9.	Relations with the Public Sector and Regulatory Entities	16

III.10.	Presence on Social Networks	17

III.11.	Environmental Protection	17

IV. Ethics Committee		17

V. Compliance Norms		17

SPECIAL STATEMENT TO BE MADE BY SENIOR FINANCIAL EXECUTIVES IN RELATION TO THE BLADEX CODE OF ETHICS (THE “CODE”)		18

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I.	INTRODUCTION

General Principles and Objectives

This Code establishes the norms binding those that are subject hereto (People Covered by this Code), as such term is defined hereunder, to respect it and denounce any attempt to violate it.

Aware of the social and individual responsibilities of the different activities and functions involved in managing the Institution, the general principles and action policies are defined herein for guiding the decisions and actions of each person that is part thereof.

Our mission, as members of this Institution, whether individually or collectively, is to act in line with the ethical values and principles of human beings, the Bank and society.

The Institution promotes and upholds the ethical values it considers essential in its operations: Commitment, Humility, Excellence, Respect and Integrity (hereinafter altogether referred to as the “Values”).

The main objective hereof is to fix the general ethical framework for going about their job and for each and every one of the Institution’s activities.

The content hereof covers the general situations and issues that might come up in the scope of your activities, as well as such cases as may be referring more specifically to the management and workings of the Institution itself.

The norms compiled in this Code make up a tool for constant consultations and knowledge; they form a guideline for the decisions to be made by each of the Bank’s members, according to their position and function.

Each of the Institution’s members should act in line with these Values in a uniform way, coherently and constantly. A responsible exercise of properties and acting correctly should be undertaken at all times.

This Code describes general conducts from an ethical point of view; however, it is everyone’s duty to assume an individual responsibility in making the Board of Directors, the Audit and Compliance Committee, Senior Management, the Regulatory and Preventive Compliance Department or Human Resources, as the case may be, aware of any facts that might generate some degree of ethical difficulty when making decisions, through the tools and mechanism the Bank has assigned thereto.

Although the Code intends to cover a wide range of practices and procedures, Bladex cannot foresee each and every problem that might arise.

If any of the People Covered by this Code are not sure what they should do in a given situation, then they should seek additional information and guidance before acting. The People Covered by this Code should use their good judgment and common sense; if something appears incorrect or unethical, it is likely to be so.

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If you have any doubt about the best course of action to take in a specific situation, or if you suspect or are aware of any possible violation of some law, rule, or ethical norm of Bladex, then this should be notified immediately to the Human Resources Department, who will provide guidance on the way of how to manage the situation. Any denunciations related to possible violations hereof or of any other norm deriving hereof or complementing it, should be made through the tool the Bank has assigned thereto, which is available on the Bank’s Intranet and on it Web-Site.

II.	People that are subject to Complying with this Code

Except for exceptions that may be justified by the Audit and Compliance Committee for legal or other reasons, the following are the persons bound by this Code (Hereinafter “People Covered by this Code”):

•	The Directors and Officers of the Bank as well as of its affiliated companies.
•	The Members of Senior Management of the Bank as well as of its affiliated companies.
•	All people (Employees) that provide their services in areas of Bank as well as of its affiliated companies.
•	The representatives or agents of the Bank as well as of its affiliated companies directly related to their activity.
•	Such other persons as, because of the characteristics of their activity, should be submitted, in the judgment of the Ethics Committee, temporarily or permanently, to the dispositions of this Code.

III.	Fundamental Principles

III.1.	Personal Finances

All People Covered by this Code should espouse an exemplary financial conduct, at all times complying fully and timely with their financial obligations and commitments. It is imperative that those who require such conduct from their Customers do behave in the same way.

The above means that the People Covered by this Code should, in general, manage their financial and business banking matters responsibly and in accordance with their real debt capacity. Criteria should prevail here of maximum prudence that is not compatible with the existence of any unpaid or overdue obligations.

Such People Covered by this Code as may need it should request financing or loans only and exclusively from formal and recognized financial entities that are habitually engaged in this turn of business and that are within the current legal framework in force. The use of informal entities whose financing may imply a high financial cost or the posting of disproportionate collateral is prohibited.

Such private business or investments as the People Covered by this Code may make should neither go against the Institution’s interest, nor against ethics and good customs.

The extending of personal loans to third parties as a habitual business practice and/or getting involved in unlawful business shall be considered as inappropriate behavior for all People Covered by this Code.

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III.2.	Conflicts of Interest

Each and every transaction that, because of its nature, involves the Bank and a Shareholder, Director, Officer or Employee of the Bank, or any person of which such Director, Officer or Employee may be a shareholder, officer, employee or agent, or any person with whom they may have a family relationship (all of them called “Related Persons”), gives rise to a potential conflict of interest situation. Hence, all transactions of this kind should be undertaken in the best interest of the Bank, strictly adhering to applicable laws, rules and regulations and never for the individual benefit of a Shareholder, Director, Officer or Employee related to the Bank or any Related Persons. For the effects of the application of this norm, the Bank’s guidelines and policies shall set forth the scope of the concepts contained herein, including, for example, the minimum shareholding that a person should have in a corporation or the degree of family relationship in order to be considered as a Related Person.

Regarding the decisions made by the Bank about such transaction where there might be a conflict of interest, it shall proceed as follows:

•	All People Covered by this Code who may find themselves in a conflict of interest situation regarding a specific transaction should disclose this to the Compliance Officer.

•	All People Covered by this Code finding themselves in a conflict of interest situation regarding a specific transaction should abstain from any communications that could influence the people in charge of such transaction, regarding the issue that causes such conflict of interest situation.

•	If a collegiate decision should be adopted about the transaction, then such decisions shall be made with the abstention of such People Covered by this Code who may have a conflict of interest.

III.2.a.	Transactions with Related Parties

Bladex strictly adheres to the dispositions establishing limitations on transactions between natural and juridical persons that are being considered as “Related Parties”, as currently in force and applicable in the different jurisdictions where Bladex operates. Should there be any difference between different legislations, then Bladex shall, at all times, adopt the strictest and most conservative one.

Any transaction carried out with a Related Party must be assessed in the first instance by the Bank’s Legal Risk Department and the Compliance Department. This review is in order to determine if such transaction does not contravene the laws and regulations enacted by the Government of the Republic of Panama, by the US Securities and Exchange Commission (SEC), or any other existing legal disposition applicable to the Bank.

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III.2.b.	Invitations and Gifts

None of the People Covered by this Code should request or accept any fees, commissions, gifts, remuneration or lucrative advantages form any third party, on account of any transaction, service or business carried out with the Institution and/or its affiliates.

Any corporate or symbolic gifts, invitations to dinners or events because of work meetings are excepted from the above rule; provided however, that they do not, under any circumstance, imply a commitment, influence, or when they, because of their character, nature or frequency, could be interpreted as a deliberate intent to affect the independence, impartiality or criteria of any person. Notwithstanding the above, People Covered by this Code should not accept any gifts or invitations as described in this section, the value whereof exceeds $ 200. In case of doubt whether it would be appropriate or not appropriate to accept a gift or an invitation, the Compliance Officer should be consulted before accepting either.

If the situation makes it inconvenient to refuse a gift, then this should be reported in writing to the Compliance Officer, who could order the disposal of the gift and the donation of the money collected to a non-profit organization.

III.2.c.	Delivering Corporate Gifts and Hand-Outs

According to the Bank’s marketing strategies and policies, corporate gifts and hand-outs may be delivered to its Customers on the Bank’s behalf, provided that those do adequately represent the Institution’s corporate image and are exclusively furnished to Customers.

Neither the Bank, nor the People Covered by this Code – on its behalf – shall make any payments, donations or give any gifts to people, political parties, ministries, public entities or third parties in general, with the purpose in mind of securing a deal or obtaining influence in their decisions.

We will also not offer or extend any compensation, benefit or gift to any external entity or person in order to influence or support the result of a deal, even when this could have positive effects for the Bank.

III.2.d.	Relationships with Vendors, Suppliers and Providers

The relationship between the People Covered by this Code and vendors, suppliers and providers (Providers) should remain strictly independent and according to corporate interests, in faithful compliance with the dispositions hereof, where parameters of profits, quality and budget of the Institution should always prevail.

As far s the outside auditors are concerned, the Bank should also observe, apart from the above, the dispositions of the SEC ISB Norm Nº 1 and those of the Sarbanes-Oxley Act, regarding the rules for independence that prohibit hiring any staff from the outside audit firm that were part of the team that audited the Bank’s financial statements and those of its subsidiaries over the past two years.

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III.2.e.	Travel Per-Diem and Expenses to be Reported

The funds provided by the Institution to its Employees for doing their job are its property, so that they should be used for the purpose they were assigned, maintaining the strictest transparency and filing the required reports pursuant to such guidelines as the Bank may establish thereto.

III.2.f.	Using Insider Information and other Related Aspects

All People Covered by this Code should abstain, when going about their personal investments, from using such information as they may have become aware of because of their position and work for their own benefit or that of any other person. Those who do have access to any inside or confidential information of Bladex or its securities, should abstain from trading in those instruments. In turn, those who are aware of the investment policies and strategies, plans, studies or negotiations, should not use such information, neither directly nor indirectly, for obtaining any advantage in any operations, neither for their own benefit nor for that of any third party.

None of the People Covered by this Code may make use of any insider information for carrying out any transactions with securities issued by any of the companies belonging to their customer portfolio, nor with those from any other issuer about which they may have such kind of information.

Also subjected to these norms regarding the use of insider information are all modalities of currency hedging, rate hedging or similar that may exist on the financial markets (derivatives), as well as simultaneous operations and selling short.

Each and every acquisition or transfer of title referring to publicly trading securities made by any Employee of the Bank who, because of his or her job, has access or may have access to inside information should be reported, in writing, to the Compliance Officer.

Without prejudice to the above, it is recommendable that the Institution’s Employees make their personal deals for investment purposes and not for speculation.

III.2.f.1.	Open Period (Window Period) and Restricted Period (Black-Out Period)

A Window period is the time interval during which the People Covered by this Code are permitted to freely trade in the Bank’s stock.

Generally, unless there is any reason for the Bank to close this Window Period, this period shall begin three (3) business days following the issue of the press release on the Bank’s financial results with a duration of forty-five (45) calendar days subsequent to the issue of the corresponding press release.

The period that begins after the forty-five (45) calendar days of the Window Period and ends after the three (3) business days following the next press release about the Bank’s financial results is referred to as the Blackout Period.

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Bladex shall retain the right to increase the length of the Blackout Period or restrict the window period at its entire discretion.

People Covered by this Code shall submit written notification using the form provided by the Bank thereto of any type of trades of Bladex shares carried out, immediately upon their execution, to the following persons designated thereto:

•	For Bank Directors or Officers, including the CEO, notification should be made to the Chairman of the Board of Directors of the Bank with a copy to the Shareholder Relations Department.

•	For the Chairman of the Board of Directors of the Bank, notification should be made to the Chairman of the Audit and Compliance Committee of the Bank with a copy to the Shareholder Relations Department.

•	For Bank Employees, notification should be made to the CEO with a copy to the Human Resources and the Shareholders Relations Departments.

The above designated persons shall send copies of the completed notification forms received to the Bank’s Shareholders Relations Department in case of Directors and Officers.

Notification forms for reporting any fact foreseen in this section are available through the Bank’s Intranet or from Shareholders Relations Department. A copy of the completed and signed form, either an original or copy received by fax or in PDF format, shall be filed in the employee records of the corresponding Director, Officer or Employee kept in the Bank’s Shareholders Relations and Human Resources Departments.

The procedures established herein are applicable to any type of purchase, sale or trade of Bladex shares (including shares obtained by exercising stock options), carried out on their own account or through another party, either an individual or legal entity, including family members, friends or coworkers.

Notwithstanding the above, the People Covered by this Code shall abstain from carrying out trades in Bladex shares, even if within the “Window Period” set forth in this section, if they become aware of any confidential or insider information of material importance related to Bladex and its business that has not been disclosed to the market by Bladex.

Any of the above mentioned individuals to whom this policy is applicable who does not comply with the dispositions contained herein and carries out a transaction of selling/buying shares during the Black Out Period, shall reverse said transaction within two (2) weeks. Any profits obtained from this reversion shall be handed to the Bank and any loss shall be assumed by the individual.

The Audit and Compliance Committee of the Board of Directors shall determine the severity of the infringement and shall apply such disciplinary measures as it may deem to be appropriate.

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III.2.f.2.	The Securities and Exchange Commission (SEC) Rule 10b5-1

Any of the People Covered by this Code has the option of adopting a pre-arranged stock trading plan, instruction or agreement in accordance with Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, that allows the buying and/or selling of the Bank’s shares during Black-Out periods.

Such pre-arranged plan, instruction or agreement for buying and selling shares being adopted with the respective broker may only be implemented during a Window Period and should specify the quantity of shares to be sold or bought as well as the price and the date of selling or buying them. As an alternative to the above, some written formula or algorithm or computer program may be included as shall operate for determining the quantity, price and data for selling or buying the stock.

Such pre-arranged plan, instruction or agreement as mentioned hereinabove shall prohibit that the interested party may modify or alter the quantity, price and date for selling or buying the shares later on, unless such modification is made during a Window Period, when the interested party does not have any knowledge of any confidential or insider information.

Any pre-arranged plan, instruction or agreement for buying and selling shares that one wishes to use should first be approved in writing, before becoming valid, by the following authorities:

•	If the pre-arranged plan, agreement or instruction for buying and selling shares is for a Director or Officer of the Bank, including the CEO, then it must be approved by the Bank’s Chairman of the Board.

•	If the pre-arranged plan, agreement or instruction for buying and selling shares is for the Bank’s Chairman of the Board, then it must be approved by the Chairman of the Bank’s Audit and Compliance Committee.

•	If the pre-arranged plan, agreement or instruction for buying and selling shares is for an Employee of the Bank, then it must be approved by the Bank’s CEO.

Apart from that, for Directors, Officers and the Chairman of the Board of Directors of the Bank, a copy of the pre-arranged plan, agreement or instruction for selling and buying shares should be sent to the Shareholder Relations Department and, for the Bank’s Employees, this copy should be sent to the Human Resources Department.

III.2.f.3.        Revoking and Modifying Pre-Arranged Plans, Agreements or Instructions for Buying and Selling Shares

Any Director, Officer and Employee of the Bank may revoke their pre-arranged plan, agreement or instruction during a Window Period by notifying their broker in writing.

Under certain circumstances, a Pre-Arranged Plan, Agreement or Instruction for buying or selling shares should be revoked. This includes such circumstances as the announcement of a merger or any event that would cause such transaction to be in violation of the law or to have an adverse effect on the Bank.

In such circumstances, the Shareholder Relations Department is authorized to notify the Broker of the owner of the Pre-Arranged Plan, Agreement or Instruction thereof.

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III.2.g.	Personal Relationship with Candidates

As far as the selection and hiring of personnel is concerned, no candidate may receive any preferential treatment vis-à-vis any other candidate on account of any personal or family relationship, nor may they be the object of any type of discrimination.

III.3.	Managing Confidential Information

III.3.a.	Safeguarding Information

The information about the operations of the Institution and its Customers is confidential, so that the use, preservation and custody of the respective documents should be done in strict adherence to the internal rules and regulations thereto.

Hence, it is a responsibility of each Employee to keep each and every document and/or security title for which they are responsible with due security, as well as all of the information that is the property of the Institution and its Customers.

III.3.b.	Restrictions on the Flow of Information

All confidential information about publicly traded securities issuers, their financial instruments or transactions in which they are involved, should be kept under the strictest confidentiality. This prohibits any disclosure or communication of such information to third parties, even when they would be people at the Institution itself and the ethical-professional principle of banking confidentiality does apply.

If, for work related reasons in the Institution it might become necessary to communicate confidential material to a third party, then the following procedures should be followed:

•	Clearly establish that the information is confidential.

•	Make the restrictions about disclosing such information known.

•	Make the prohibition to engage in any financial transactions based on such information known.

It is prohibited to communicate, reproduce or transmit, verbally or in writing o by electronic means, any of the Bank’s information about its business strategy, data bases, Customer segmentation or any other information about the Institution’s or its Customers’ business or operations to any third party, even when the Employee has not been directly involved.

The People Covered by this Code should abstain from responding to any questions asked about such operations or about any other business that could generate a liability or prejudice for the Bank or its Customers, without first consulting the Compliance Officer or Human Resources.

A responsible care and management of stock market information is extremely important, both in dealing with Customers as well as in a correct personal administration.

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Likewise, any People Covered by this Code that participate in preparing the reports and documents that Bladex will have to file and/or submit to the respective supervising authorities should undergo a reasonable, complete, secure, timely and comprehensible disclosure. The same conduct should be observed when preparing any other public communication made by the Bank.

III.4.	Acting in the Name of the Bank

III.4.a.	Individual Responsibility

As an integral part of the Institution, its Employees assume an individual responsibility for their acts and behavior, which includes a compulsory awareness of and compliance with the dispositions set forth in the Internal Procedures, Manuals, Guidelines, Rules and Regulations.

Employees shall neither engage in any unlawful act nor adopt such behavior as may be harmful to the prestige, interests or assets of the Institution or those of its Employees. If a sub-ordinate Employee should receive any instructions that are incompatible with the internal norms, policies and values, then he or she should inform the upper echelons of the Human Resources Department thereof, in order to adopt such measures and safeguards as may be necessary.

The use of the resources made available by the Bank to the Employees is for business purposes only and exclusively for performing the functions assigned to them as well as possible. The use of the Institutional E-mail should not compromise the Bank’s image or prestige.

Everyone should be completely loyal to the Institution in all aspects and not use its name for personal purposes. Neither should any type of information negatively affecting the dignity of the Institution or of its Employees be published.

III.4.b.	Work Responsibility

Each and every Employee should fully dedicate his or her time and capabilities to serving the Institution during work hours. Consequently, they may neither use the offices not any other assets of the Institution for non-work-related activities.

Regarding any outside commitments or other activities, Employees should not assume any responsibility or functions that could denote some kind of conflict of interest with the Bank’s management. If there is no such contra-indication, the acceptance of any external work, representation of consulting for which some payment is received must be reported in writing to the Compliance Officer and duly authorized by Human Resources. Anyhow, those activities should not interfere with the typical obligations and performance of the Employee himself or herself, nor should they dedicate so many hours that their physical or mental capacity would be affected.

The Bank’s Employees are forbidden to provide services of any kind to other banks or financial institutions, or to any companies that belong to are related to any of the Bank’s Customers, which would cause a conflict of interest and/or where an unfair competition for Bladex could be assumed.

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Bladex Employees teaching college should do that outside their regular office hours.

Participation in non-remunerated activities that are unrelated to the Institution is allowed, as long as they do not interfere with the moral conduct and performance of the person in the Bank and is known and duly authorized by the respective Supervisor.

Concerning non-profit organizations the Institution authorizes and encourages the participation of its Employees in charitable and social assistance activities.

III.4.c.	Public Presentations and Publications

All People Covered by this Code that have to represent the Bank in speeches, conferences, seminars or external meetings of a similar nature should first report the contents of their presentation to and obtain prior authorization from their corresponding Supervisor.

All requirements of information made by the media regarding Bladex should be remitted to and approved first by the Marketing Area, with the People Covered by this Code abstaining from providing background or granting interviews to any of the media, prior to validating that with the Marketing Area or obtaining their approval thereto.

The Institution’s products and services are its exclusive property as well as any contribution that any of the People Covered by this Code could make for their development and implementation. These conditions shall remain unalterable, even when the person has already left the Bank.

Any personal communications, whether written or verbally, must be done in their own name and not involve the Bank under any circumstances.

III.4.d.	Appointment to Public office and other Appointments

Public Office appointment or functions are not compatible with the performance as a member of the Institution, whether such office is municipal, governmental or of any other appointed or elected public connotation. However, such functions as are deriving from unavoidable civic duties are exempted from the above consideration such as being called up for jury duty, in accordance with applicable law.

In any event, any of the People Covered by this Code may request authorization from the Compliance Officer for holding an office with public connotations that is neither municipal nor governmental, as long as there are no legal incompatibilities with their work at the Bank and the exercise of such functions does not put the Institution’s reputation at risk.

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III.4.e.	Exercising Powers

Bladex Employees may only sign documents, represent or exercise authority on behalf of the Bank, if they do have specific powers of attorney or authorization pursuant to the office they hold and functions they perform. Any document accrediting a commitment, agreement or contract by the Institution must be signed pursuant to the Delegation of Powers as issued by the Board of Directors from time to time.

III.5.	Unlawful Business and the Prevention of Money Laundering

The Institution shall only partake of legitimate business and according to current laws in force. It shall uphold high service, price and quality standards, always acting within a framework of fair, legitimate and open competition. As unlawful business is considered such business as is not allowed by law, as well as those that do not respect and safeguard the Bank’s internal rules and regulations.

Any intent to “launder money” will be considered as a threat to the Institution’s trust and reputation and the Bank shall do everything in its power to prevent that it is used for such purposes.

Employees must comply with the policy and norms defined thereto and when they find themselves in the presence of a suspicious or unusual transaction, they should report it directly and obligatorily to the Compliance officer.

The Bank shall not enter into any relationship with natural or juridical persons, whether as customers, investors or providers if there is a suspicion that the money or the services offered by them are the product of unlawful or illegitimate activities.

III.6.	Personal Integrity

The People Covered by this Code should, at all times, within and without the Institution, adopt such behavior as will reflect the Values promoted by the Bank. The Institution requires respect for the dignity of its Employees and from those it expects am honest and responsible conduct in all of their daily undertakings.

The prohibition for People Covered by this Code to show or exercise any kind of harassment, by whatever means, which could harm the labor situation or job opportunities of any person, should be given a special consideration in relation to the personal integrity.

Arbitrary discrimination for any reason, whether race, sex, religion, disability or other are practices that are not accepted in the ethical framework defined by Bladex, as we are a workplace where respect, professionalism and dignity should reign.

Likewise, it is established that Bladex will encourage for the people to develop a quality of life associated to concepts such as the promotion of health and a healthy recreation. Along those lines, the consumption, possession or sale of drugs, alcohol or narcotics inside the company is totally forbidden.

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III.7.	Investigations

All staff have a duty to fully cooperate with any duly authorized internal or external investigation, including, among others, those related to problems of an ethical character or legal actions of any kind.

To make false or misleading statements to the internal or outside auditors, the Legal or Compliance Departments, or to representatives of the entities that regulate Bladex, may be sufficient cause for dismissal or the cessation of any relationship with Bladex. One should never sit on or refrain from communicating any information related to ethical problems that, because of that reason, should be brought to the consideration of the corresponding management levels.

III.8.	A High-Level Culture of Honesty and Ethics

The Sarbanes-Oxley Act of 2002, enacted in the United States of America, establishes the obligation to ensure adequate internal controls at the Organization in order to:

•	Be reasonably sure that transactions are duly recorded and that they are being carried out only according to authorizations from the Board of Directors.

•	Design effective internal controls to ensure that significant information about the Company and its consolidating subsidiaries is being disclosed.

•	Implement measures for avoiding, dissuading and detecting fraud.

The implementation of such measures should be evidenced by a separate document drawn up by the Bank’s Management, in accordance with generally accepted international standards about that matter.

The Bank requires keeping information related to such operational risk incidents and events as may arise. It is an obligation of all members of the Bladex work team to timely disclose and report all operational risk incidents and events coming up in the processes, both to those responsible for each of the Areas as well as to the Operational Risk Management Area.

III.9.	Relations with the Public Sector and Regulatory Entities

Deference and courtesy by Bladex and its representatives towards members of the public sector and regulatory entities should be an organizational trait. Those relationships should never be used for personal advantage by people who work at Bladex. High moral and civic standards and respect for the law should be observed at all times.

Bladex, as a multinational bank, is subject to a series of laws and regulations for its operations in the different countries where it has a presence or operations. Any non-compliance with those laws and regulations could be the object of sanctions. It is a responsibility of each and every person to know and understand the legal aspects that apply to the performance of the tasks assigned to them, the activity of the Departments they belong to, as well as of the Bank as a whole, in order to avoid any legal problems that could be caused for the Bank.

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Each and every Employee should inform the Preventive and Regulatory Compliance Department if they have a direct or indirect relationship with a public official or a Politically Exposed Person. For the effects of this norm, as direct relations of an Employee are considered the spouses, parents, children, siblings, grandparents, grandchildren and in-laws, as well as such persons as with whom they may have an intimate or living relationship, with indirect referring to those acting a in public or association character.

III.10.	Presence on Social Networks

All People Covered by this Code must apply the norms established by the Bank about the behavior in social networks, acting with respect, using good judgment and common sense and being careful with any information they might share. They should abstain from publishing confidential information about Bladex, its Customers or Employees or opinions that could be attributed to Bladex.

Whenever publishing any information or opinion in their own name, the People Covered by this Code should avoid making any reference to their condition as a Bladex Employee, or any other comments that could attribute the published contents to Bladex.

III.11.	Environmental Protection

The Bank recognizes that protecting the environment is vital for society’s survival. Therefore, the Bank favors, in its business dealings, such measures as may seek to protect the environment. Likewise, the Bank shall promote an efficient use of natural resources and recycling among others.

IV.	Ethics Committee

The Bank’s Ethics Committee shall be responsible for ongoing evaluation and updating of this Code and review and implement the necessary mechanisms needed for disclosing and encouraging the highest standards of conduct at the Institution and shall be made up as established from time to time in its Charter, ensuring, as a minimum, the participation as a voting member of one Director and of the Executive Vice-President Auditing, who may be heard be is not entitled to vote, in order to evaluate and oversee compliance with the Code of Ethics.

V.	Compliance Norms

The Code of Ethics must be strictly adhered to by all People Covered by this Code. These dispositions are being complemented for the Employees in a general framework, with dispositions set forth in the Labor Agreement, the Employee Handbook, legal norms, banking regulations and internal procedure rules as well guidelines that are currently in force or may be enacted in future.

Bladex will sanction the People Covered by this Code for incurring in any conduct that strays from or violates the norms set forth in this Code of Ethics, without prejudice to the fact that such conduct may, at the same time, amount to a violation of the Internal Rules and Regulations set forth in the Employee Handbook and/or the Labor Agreement, in which case also such sanctions may be applied as are set forth in that Handbook and/or in the law.

Bladex should deliver and/or make available a copy of this Code of Ethics to each and every one of the People Covered by this Code at the moment they join the Bank.

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BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A. (“Bladex”)

SPECIAL STATEMENT TO BE MADE BY SENIOR FINANCIAL EXECUTIVES IN RELATION TO THE BLADEX CODE OF ETHICS (THE “CODE”)

The Chief Executive Officer, the Executive Vice President - Finance and the Senior Vice President – Accounting, as Bladex senior executives (The “Senior Executives”), herewith and hereby accept the contents of the Bladex Code of Ethics and agree to be bound by the additional dispositions contained herein.

I. This Special Declaration by Bladex Senior Executives has the Purpose of Encouraging:

•	An honest and ethical conduct, including ethical management of actual or apparent conflict of interest between their personal and professional relationships;

•	A complete, fair, precise, timely and understandable disclosure in the reports and documents that Bladex issues or files with the Securities and Exchange Commission (“SEC”), as well as in other public communications made by Bladex.;

•	Compliance with applicable laws and governmental rules and regulations:

•	Timely internal reports about violations of the Code to an appropriate person or to the persons identified in the Code; and

•	Responsibility for adhering to the Code.

All Senior Executives shall adhere to high ethical business standards and should be sensitive about situations that could result in actual or apparent conflicts of interest. Bladex expects that its Senior Executives comply at all times with the principles of this Code. Any violation of this Code shall be cause for disciplinary actions, including dismissal and possible legal action. Any consultations about the application of this Code should be referred to the Bladex Board of Directors’ Audit and Compliance Committee.

II. Senior Executives should Ethically Manage Actual or Apparent Conflicts of Interests.

A “Conflict of Interest” occurs when a Senior Executive’s private interest interferes with the interest of, or his or her service at, Bladex. For example, a Senior Executive’s conflict of interest could arise if a Senior Executive or a member of his or her family would receive improper personal benefits as a result of his or her position at Bladex.

All Senior Executives must ensure they strictly follow the guidelines for Handling Conflicts of Interest, described in Clause III.2 of the Code of Ethics and particularly avoid the situations depicted there.

In situations involving a Senior Executive, where the appearance or the potential of a conflict of interests is involved, but where the Senior Executive does not believe that a significant conflict of interests exists, the Senior Executive should obtain approval from the Audit and Compliance Committee before getting involved in that situation. No such approval shall be considered as a waiver of this Code.

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III. Disclosure and Compliance

•	All Senior Executives should get acquainted with the disclosure and compliance requirements that are generally applicable to Bladex;

•	All Senior Executives should not distort, or cause others to distort, facts about Bladex, whether within or without Bladex, including Bladex Directors and Officers, as well as the Auditors, or to government regulators and autonomous organizations;

•	All Senior Executives must, as far as appropriate in their area of responsibility, consult with other Bladex Executives and Employees in order to promote full, fair, precise, timely and understandable disclosure in reports issued by Bladex or filed with the SEC, as well as in other public communications made by Bladex; and

•	It is a responsibility of all Senior Executives to encourage compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reports and Responsibilities

All Senior Executives shall:

•	Once this Code has been adopted (or if applicable later on, upon becoming a Senior Executive), file a written statement with the Board of Directors that they have received, read and understood this Code;

•	Not take any retributive actions against any other Bladex Senior Executive or Employee or their family members for reports about potential violations that were made in good faith;

•	Promptly notify the Audit and Compliance Committee if they are aware of any violation to this Code. To omit any such notification shall be considered as a violation of this Code.

The Audit and Compliance Committee is responsible for applying this Code in specific situations where there could be some doubt, and they have the authority to construe this Code for any particular situation. Any exception for a Senior Executive should be considered by the Audit and Compliance Committee.

Bladex shall follow the following procedures when investigating compliance with this Code:

•	The Audit and Compliance Committee shall take all appropriate actions necessary for investigating any potential violation that may have been reported to them;

•	If, after investigating, the Audit and Compliance Committee believes that no violation has occurred, then it is not required for the Audit and Compliance Committee to take any further action;

•	If the Audit and Compliance Committee should determine that there has been a violation, then they shall consider the appropriate measures that could include a review of, or revision to, the applicable policies and procedures, or a recommendation for dismissing the Senior Executive;

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V. Changes or Exceptions to the Code

The Audit and Compliance Committee shall be responsible for granting any exceptions to complying with this Code, as may be appropriate.

Any and all exceptions stipulated in this Code shall be reported to and filed with the SEC and shall be reported to Bladex Shareholders within the timeframe required by SEC Regulations and any applicable laws from any banking regulators or the regulators of securities and stock markets where Bladex is listed.

VI. Other Policies and Procedures

This Code shall be the only Ethics Code adopted by Bladex, concerning the “Sarbanes-Oxley Act” of 2002 and the rules and forms applying to companies listed therein.

VII. Amendments

Any amendment to this Code must be approved by the Nominating and Compensation Committee and ratified by a majority vote of the Board of Directors’ Audit and Compliance Committee.

VIII. Confidentiality

All reports and records drawn up or kept pursuant to this Code shall be considered as confidential and shall be kept and protected as such. Except where required by Law or by this Code, such matters shall not be disclosed to anybody outside the Audit and Compliance Committee and the Board of Directors of Bladex.

IX. Internal Use

This Code is exclusively for the internal use of Bladex and does not represent any admission, by or on behalf of, Bladex, of any fact, circumstance or legal conclusion.

I have read and understood the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of being subject to this Code. I herewith express my agreement to comply with this Code.

President & Chief Executive Officer

Executive Vice President – Finance	Senior Vice President – Accounting

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